Exhibit 99.1

AGGREGATE TOTALS FOR THE FISCAL YEAR NOTEHOLDERS REPORT - SERIES 2002-1G WST TRUST

Date of Report - Determination Date	29-Aug-06

Housing Loan Collection Period	21- May-06 to 20-Aug-06
(inclusive) (inclusive)

Days in Collection Period	92

Coupon Period	05-June -06 to 05-Sep-06
(inclusive) (exclusive)

Days in Coupon Period	92

3 month BBSW (average)	5.9050%

3 Month USD-LIBOR (average)	5.27063%

Foreign Exchange Rate	0.5201

AUD
Available Income	7,886,346.85
Total Available Funds	7,886,346.85
Accrued Interest Adjustment	0
Redraws Made	31,201,414.79
Redraw Shortfall	0
Redraw Facility Draw	0
RFS Issued This Period	0
Trust Expenses	339,319.75
Total Payment	7,175,344.95
Payment Shortfall	0
Principal Draw This Period	0
Total Principal Draws Outstand	0
Gross Principal Collections	63,432,871.80
Principal Collections	32,231,457.01
Excess Available Income	711,001.90
Excess Collections Dist.	711,001.90
Liquidity Shortfall	0
Liquidity Net Draw / (Repayment) this period	0
Remaining Liquidity Shortfall	0
Liquidation Loss	0
Principal Charge Offs	0
Prepayment Benefit Shortfall	0
Average Daily Balance	407,821,996.81
Subordinated Percentage	3.0432%
Initial Subordinated Percentage	1.1517%
Average Quarterly Percentage	0.2593%

	Principal/100,000	Coupon/100,000/10,000
Class A	1,456.4007	264.6755 usd
Class B	392.364	89.7562 aud

	Stated Amount - AUD Equiv.	Percentage Forex %	Chargeoffs
Class A	377,968,243.71	96.95681%	1.00000
Class B	12,961,884.34	3.04319%
RFS	0
TOTAL	390,930,128.05	100.00000%	100.00000%

	Stated Amount - USD	Bond Factor
Class A	196,581,283.55	0.1761481	0.00
Class B	6,741,476.05	0.5184754	0.00
RFS	0.00	0.00
TOTAL	203,322,759.60

$A
Scheduled principal	5,982,930
Unscheduled principal	26,248,527

Principal Collections	32,231,457

Fixed Rate Housing Loan	36,497,609
Variable Rate Housing Loans	354,432,520

390,930,129